Exhibit 5.1

May 13, 2010

CNO Financial Group, Inc.,
11825 N. Pennsylvania Street
Carmel, Indiana 46032

Ladies and Gentlemen:

We have acted as counsel to CNO Financial Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) 24,455,000 shares (the “Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”); (ii) warrants of the Company to purchase 5,000,000 shares of Common Stock (the “Warrants”); (iii) 5,000,000 shares of Common Stock that may be issued upon exercise of the Warrants (the “Warrant Shares”); (iv) $199,976,000 aggregate principal amount of the Company’s 7.0% Convertible Senior Debentures due 2016 (the “Debentures”); and (v) 36,425,508 shares of Common Stock that may be issued upon conversion of the Debentures (the “Debenture Shares”), pursuant to the terms of the Indenture (as defined below).  The Shares, the Warrants, the Warrant Shares, the Debentures and the Debenture Shares are hereinafter referred to collectively as the “Securities.”  The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus, pursuant to Rule 415 under the Securities Act.

The Debentures were issued under an Indenture dated as of October 16, 2009 (as supplemented, the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of February 3, 2010 between the Company and the Trustee.  The Warrants are governed by the terms set forth therein.

We have examined the Registration Statement, a specimen certificate representing the Common Stock, the Indenture, copies of the global debentures representing the Debentures and copies of the Warrants.  We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.  We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. The Shares are validly issued, fully paid and nonassessable.

2. The Warrants constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

3. The Warrant Shares issuable upon exercise of the Warrants have been duly authorized and reserved for issuance by the Company and, when issued and delivered in accordance with the Warrants, will be validly issued, fully paid and nonassessable.

4. The Debentures constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

5. The Debenture Shares issuable pursuant to the Indenture upon conversion of the Debentures have been duly authorized and reserved for issuance by the Company and, when issued and delivered in accordance with the Indenture and the Debentures, will be validly issued, fully paid and nonassessable.

Our opinions set forth in paragraphs 2 and 4 above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. Furthermore, for purposes of our opinions set forth in paragraph 4 above, we assume that the increase in the Conversion Rate (as defined in the Indenture) upon the occurrence of a Make-Whole Adjustment Event (as defined in the Indenture) pursuant to the provisions of the Indenture and any related provisions of the Debentures represents reasonable compensation for the lost option value of the Debentures as a result of the occurrence of a Make-Whole Adjustment Event.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Validity of the Securities” in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP